Exhibit 10.1
EQUITY RESIDENTIAL
FORM OF 2015 PERFORMANCE AWARD AGREEMENT

This 2015 Performance Award Agreement is made as of February 5, 2015 between Equity Residential (the “Company”) and _______________ (the “Grantee”).

RECITALS

A.The Company, acting pursuant to authorization from its Board of Trustees and its Compensation Committee (the “Compensation Committee”), hereby grants the Grantee a Performance Award (“Award”) as of the date hereof and as more fully set forth on Schedule A.
B.The Grantee can earn from 0% to 200% of the target number of Restricted Shares and/or Restricted Units that comprise the Award based on the Company’s absolute and relative Total Shareholder Return (“TSR”) as further described herein for the period beginning January 1, 2015 and ending December 31, 2017 (the “Performance Period”).

C.    The Award, issued pursuant to the Company’s 2015 Long-Term Incentive Plan (“LTI Plan”) and its 2011 Share Incentive Plan (“2011 Plan”), references a target number of Restricted Shares and/or Restricted Units. The Grantee previously made an election to have the Award settled after the end of the Performance Period in the form of either Restricted Shares and/or Restricted Units. To the extent that the Grantee elected to receive Restricted Units, the Restricted Units will be legally issued at the time of grant at the maximum 200% of the target amount. To the extent that the Grantee elected to receive Restricted Shares, such shares will not be legally issued at the time of grant, but the Award will be settled after the end of the Performance Period in the form of Restricted Shares.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.	Performance Metrics

The following Performance Metrics will determine the actual number of Restricted Shares and/or Restricted Units the Grantee may earn pursuant to the Award at the end of the Performance Period:

a.Absolute TSR Metric: A percentage of 25% of the target Award will be earned based on comparing the Company’s TSR over the Performance Period to absolute targets as follows:

The Company’s TSR	Percentage of 25% Earned*
< 4%	0%
4% (“threshold”)	50%
8% (“target”)	100%
12% or > (“maximum”)	200%

* For results between threshold and target, or between target and maximum, the percentage of 25% of the target
Award earned shall be based on interpolation.

b.Relative TSR Rank against the TSR of the member companies comprising the FTSE NAREIT Equity Apartments Index (Ticker: FNAPT) (excluding the Company): A percentage of 50% of the target Award will be earned based on the percentile ranking of the Company’s TSR against the TSR of each of the member companies comprising the FTSE NAREIT Equity Apartments Index (Ticker: FNAPT), as adjusted to exclude the Company from the index (the “Apartment Index”) for the Performance Period as follows:

EQR Relative TSR Rank to Companies in the Apartment Index*	Percentage of 50% Earned**
<25th percentile	0%
25th percentile (“threshold”)	50%
50th percentile (“target”)	100%
80th percentile or > (“maximum”)	200%

*
Calculated pursuant to the method known as the “Continuous Percentile Rank Calculation” which interpolates the Company’s rank in relation to the peers that perform just above and below the Company. Schedule B sets forth further details on this calculation.

**	For results between threshold and target, or between target and maximum, the percentage of 50% of the target Award earned shall be based on interpolation.

c.Relative TSR Rank against the TSR of the member companies comprising the FTSE NAREIT Equity REITs Index (Ticker: FNRE) (including the Company): A percentage of 25% of the target Award will be earned based on the percentile ranking of the Company’s TSR against the TSR of each of the member companies comprising the FTSE NAREIT Equity REIT Index (Ticker: FNRE), including the Company (the “REIT Index”) for the Performance Period as follows:

EQR Relative TSR Rank to Companies in the REIT Index*	Percentage of 25% Earned**
<25th percentile	0%
25th percentile (“threshold”)	50%
50th percentile (“target”)	100%
80th percentile or > (“maximum”)	200%

*
Calculated pursuant to the method known as the “Discrete Percentile Rank Calculation” which ranks the Company against its peers in an evenly stacked fashion, placing the top performer at the 100th percentile and the bottom performer at the zero percentile, with evenly spaced percentiles. Schedule B sets forth further detail on this calculation.

**	For results between threshold and target, or between target and maximum, the percentage of 25% of the target Award earned shall be based on interpolation.

Note: Performance against each metric is measured separately of the others. As an example:

Absolute TSR (25% of Award)	Relative TSR vs. Apartment Index companies (50% of Award)	Relative TSR vs. REIT Index companies (25% of Award)
Result = 7.6% TSR 7.6% = 95% of target Pct of 25% earned = 95% 25% x 95% = 24%	Result = 50th percentile 50th = 100% of target Pct of 50% earned = 100% 50% x 100% = 50%	Result = 58th percentile 58th = 127% of target Pct of 25% earned = 127% 25% x 127% = 32%
Actual Award = 24% + 50% + 32% = 106% of Target

The Compensation Committee as promptly as practicable (but in no event later than 30 days) following the conclusion of the Performance Period shall (i) determine the performance of the Company’s TSR over the Performance Period as compared against the Performance Metrics established for the period; (ii) determine and issue to the Grantee the number of Restricted Shares earned by the Grantee in settlement of the Award; and (iii) determine and true-up the actual number of Restricted Units that are earned by the Grantee. Any Restricted Units the Grantee was awarded that are in excess of the number actually earned at the end of the Performance Period, as determined by the Compensation Committee, shall be forfeited and become null and void.

2.Total Shareholder Return (“TSR”)

a.The Company’s TSR represents the compounded annual return of an investment in one common share of Equity Residential over the Performance Period, expressed as a percentage (and sometimes commonly referred to as the “compound annual growth rate”, or “CAGR”), assuming the following:

(i)	Beginning Share Price: $77.68 which is the average closing price of a common share of Equity Residential over the first 20 trading days of the Performance Period.

(ii)
Ending Share Price: average closing price of a common share of Equity Residential over the last 20 trading days of the Performance Period, except as set forth in the Change in Control provisions of Section 3.

(iii)	Dividends are reinvested in additional common shares of Equity Residential on the ex-dividend date for such dividend at the closing price of a common share of Equity Residential.

The Compensation Committee shall make equitable adjustments to the Company’s TSR and the Grantee’s target numbers of Restricted Shares and/or Restricted Units to take into account any extraordinary, unusual or non-recurring corporate events affecting the Company as described in Section 13 of the 2011 Plan, such as spin-offs, stock splits, reverse splits, special dividends, recapitalizations, reclassifications and similar events.

b.The TSR of each of the member companies comprising the Apartment Index and REIT Index over the Performance Period shall be calculated using the methodologies analogous in all material respects to those used for the calculation of the Company’s TSR as described in Section 2(a) to provide a fair comparison of TSRs, and as is the case with the Company, the Compensation Committee shall make equitable adjustments to the TSR of such member companies to take into account any extraordinary, unusual or non-recurring corporate events as described in Section 13 of the 2011 Plan affecting such member companies, such as spin-offs, stock splits, reverse splits, special dividends, recapitalizations, reclassifications and similar events. Also, any such member company that files for bankruptcy during the Performance Period shall have a minus 100% value assigned to its TSR for purposes of ranking such company within its relevant index or indicies.

c.Companies that are not public throughout the entire Performance Period will be excluded from the calculations of all TSR rankings. In addition, a member company of the Apartment Index will be excluded from the calculations of TSR rankings in both the Apartment Index and REIT Index if on the last day of the Performance Period such company is under a definitive agreement to be acquired or merged out of existence during the next 12 months.

3.    Change in Control

If a Change in Control occurs at any time prior to the end of the Performance Period, the Award shall fully vest on the date of the Change in Control, and the Award shall be valued as though the Performance Period had ended on the date of the Change in Control and the Ending Share Price for the Company and the relevant index companies shall be the closing price of each company’s common shares on the date of the Change in Control (as opposed to a trailing average), to determine the actual number of Restricted Shares and/or Restricted Units that are earned by the Grantee, which shall be a percentage (from zero to 200%) of the target Award. In the event of any conflict between the terms of this Section 3 and the terms set forth in the 2011 Plan and any “change in control” agreement between the Company and the Grantee entered into prior to the date hereof, the terms of this Section 3 shall control.

4.    Vesting/Other Terms

a.Restricted Shares are unvested common shares of beneficial interest of the Company. Restricted Units are a special class of interest (formerly referred to as LTIP Units) in ERP Operating Limited Partnership (“ERP”), the Company’s operating partnership, which are subject to vesting and other tax considerations. Each Restricted Unit is convertible, under certain conditions, into one OP Unit, which is a class of partnership interest in ERP that can be exchanged for an EQR common share.

b.All Restricted Shares and/or Restricted Units issued shall, subject to the proration provisions in Section 6 hereof dealing with termination of employment during the first year of the Performance Period, fully vest three years after the date hereof (or if the Company is in a lockout period, the Restricted Shares and/or Restricted Units will vest on the first business day after the lockout period ends), subject to continued employment, with accelerated vesting upon death, disability, qualifying retirement (Age 62 and Rule of 70) or Change in Control.

c.Any Restricted Units issued will be known as the Series 2015C Restricted Units and are issued subject to the terms and conditions contained in the Certificate of Designation of Series 2015C Restricted Units of ERP Operating Limited Partnership dated of even date herewith.

5.    Dividend Equivalent Payment

a.    With respect to an Award granted to the Grantee which will be settled in the form of Restricted Shares after the end of the Performance Period, the Company shall not pay the Grantee any dividends on such shares. Once the number of Restricted Shares earned has been determined after the end of the Performance Period, the Company shall make a payment in cash without interest (prior to the issuance date of the Shares and no later than 14 days following such determination date) to the Grantee in an amount equal to the amount of any and all cash dividends that would have been paid on those Restricted Shares had they been outstanding and entitled to dividends during the period from the grant date to the date of issuance. This cash payment will be considered compensation for all purposes.

b.    With respect to any Restricted Units granted to the Grantee, the Company shall cause ERP to pay the Grantee a distribution in the amount of 10 percent of any and all cash distributions (“Partial Distributions”) paid on OP Units during the period from the grant date to the date of final determination and true-up of Restricted Units earned. Partial Distributions are non-forfeitable when paid, whether or not the underlying Restricted Units are eventually earned or vested pursuant to the terms of this Agreement. Once the number of Restricted Units earned has been determined and trued-up at the end of the Performance Period, ERP shall make a retroactive payment in cash without interest (no later than 14 days following such determination date) to the Grantee in the amount of any and all cash distributions that would have been paid on those earned Restricted Units had they been outstanding and entitled to full distributions during the period from the grant date to such determination and true-up, less any previously paid Partial Distributions. If for any reason ERP is unable to make the retroactive payment to the Grantee required by this Section, the Company shall do so.

6.    Termination of Employment

a.    If a “Qualified Termination” of employment occurs during the first year of the Performance Period, the Grantee’s Award shall be prorated in the proportion that the number of days employed during such year bears to 365 (or 366 if such year is a leap year), as the award represents payment for services to be provided during the first year of the Performance Period. For example, if the Grantee had a Qualified Termination of employment on October 1, 2015, Grantee would have earned 9/12 of the Award, and 3/12 of the Award would be forfeited. The number of Restricted Shares and/or Restricted Units earned (based on the pro-rated Award) will continue to be determined at the end of the Performance Period.

b.Qualified Termination is defined as: Termination of employment due to Death, Disability or Retirement at or after age 62, or in accordance with the Rule of 70. Vesting is immediate for all Qualified Termination events, other than Rule of 70 retirement where vesting continues after retirement, provided the Grantee honors the non-compete/employee non-solicitations agreement.

c.If the Grantee’s employment terminates prior to vesting of the Award for any reason other than pursuant to a Qualified Termination, any unvested Awards shall be forfeited, unless the Compensation Committee determines otherwise.

7.    Notices

Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to the address as set forth in the Company’s records. Either party may hereafter designate a different address for notices to be given to it or him or her.

8.    Titles

Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the 2011 Plan or as the context otherwise reasonably indicates.

9.    Amendment

This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

10.    Governing Law

The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the aforesaid date.

EQUITY RESIDENTIAL

By: /s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel

The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

GRANTEE

SCHEDULE A

Name of Grantee
Target number of Restricted Units	_______ 200% of this target number, or _______ Restricted Units, will be issued, subject to true up at end of Performance Period
Target number of Restricted Shares	________
Performance Period	January 1, 2015 to December 31, 2017

SCHEDULE B

A.    “Continuous Percentile Rank Calculation” steps:

1)    Determine ranks for peers performing just above and just below the Company per:

Formula:	P%peer	=	1	-	(R - 1)
(N - 1)

R = Peer’s rank against all other peers, excluding the Company.
N = Total number of peers, excluding the Company.

2)    Determine the Company’s interpolated percentage rank per:

P% company	=	P%a	+	(P%b - P%a)	x	(TSRa - TSRcompany)
(TSRa - TSRb)

P%a and TSRa = Percentile Rank and TSR for peer just above the Company.
P%b and TSRb = Percentile Rank and TSR for peer just below the Company.
P%company and TSRcompany = Percentile Rank and TSR for the Company.

B.    “Discrete Percentile Rank Calculation”

Formula:	P%	=	1	-	(R - 1)
(N - 1)

R = Company’s numerical rank against its peers.
N = Total number of peers, including the Company.